Exhibit 99.1

McCLATCHY ANNOUNCES AGREEMENT TO SELL A MAJORITY OF ITS 15% OWNERSHIP IN CAREERBUILDER

SACRAMENTO, Calif., June 19, 2017 - McClatchy (NYSE: MNI) (“McClatchy” or “the company”) announced that it has entered into an agreement along with other owners TEGNA Inc., the controlling shareholder owning 53% of CareerBuilder, LLC, and Tribune Media Company to sell CareerBuilder to an investor group led by investment funds managed by affiliates of Apollo Global Management along with the Ontario Teachers’ Pension Plan Board. The transaction is expected to close in the third quarter of 2017 subject to regulatory approval and customary closing conditions.

Prior to the sale, CareerBuilder has committed to making a normal distribution to the current shareholders, of which McClatchy expects to receive approximately $8 million.

As part of the agreement, current owners TEGNA Inc., Tribune Media Company and McClatchy will retain a minority ownership stake in CareerBuilder. McClatchy's ownership will be approximately 3.8% on a fully-diluted basis.

McClatchy’s after-tax proceeds related to the sale of CareerBuilder are expected to be approximately $68 million bringing total cash received (including the normal distribution above) to approximately $76 million. In accordance with its 2012 bond indenture, the company is required to offer its after-tax proceeds from the sale to the holders of its secured bonds due in 2022 at par if not reinvested into the business within one year of receiving the proceeds. The company will record a non-cash impairment of $45 million to $55 million in the second quarter of 2017 in connection with the prospective sale.

The company’s affiliate agreement with CareerBuilder will be terminated upon the earlier of July 31st or the closing of the transaction. Upon termination, the company’s media businesses will continue to provide comparable digital employment solutions from CareerBuilder and/or other employment providers while continuing to list employment related ads on its websites and in its printed newspapers.

Craig Forman, McClatchy’s President and Chief Executive Officer said, “Our CareerBuilder interest has been a valuable asset over the years, and we wish the company well in navigating the future. For McClatchy, the result of the TEGNA-led CareerBuilder transaction will provide after-tax proceeds to further reduce debt and/or potentially use for reinvestment in the company.’’

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About McClatchy

McClatchy is publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, the future of CB, revenues, and management’s efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; including sales of real estate properties or transactions related to strategic alternatives for CareerBuilder, transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 25, 2016, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Stephanie Zarate Investor Relations Manager (916) 321-1931 szarate@mcclatchy.com

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